Exhibit 3.33
AMENDED AND RESTATED
PARTNERSHIP AGREEMENT
TRAVELPORT, LP
Effective as of January 1, 2010

PARTNERSHIP AGREEMENT
FOR
TRAVELPORT, LP
     This Amended and Restated Partnership Agreement of Travelport, LP (the “Partnership”) is entered into effective as of the 1st day of January, 2010, by and between WS Holdings LLC a Delaware limited liability company (“WS Holdings”) and Worldspan LLC, a Delaware limited liability company (“Worldspan”) (each also referred to herein as a “Partner” and collectively as the “Partners”).
ARTICLE I
DEFINITIONS
     Whereas, the original Certificate of Limited Partnership of the Partnership was filed with the Secretary of State of the State of Delaware on February 7, 1990.
     Whereas, on January 1, 2010, Worldspan Technologies, Inc. a Delaware corporation and the general partner of the Partnership (“WTI”) contributed it’s General Parnership Interest to WS Holdings.
     Whereas, the Partners believe it is in the best interest of the Partnership to amend and Restate the Partnership Agreement as follows:
     Section 1.1. Definitions. Capitalized terms used herein shall have the following meanings:
     “Affiliate” of any person means and person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Amended and Restated Partnership Agreement, as further amended from time to time.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to be closed.
     “Capital Account” has the meaning set forth in Section 4.2.
     “Capital Contribution” means, with respect to any Partner, the sum of all cash and the fair market value of property (as specified in this Agreement or if not specified, so determined by the Partners in good faith) that has actually been paid or contributed by such Partner to the Partnership pursuant to Article III.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any and all references to specific provisions of the Code shall be deemed to refer to any corresponding provisions of succeeding law.
     “Distributable Proceeds” means cash or other property of the Partnership which the Partners determine is available for distribution to the Partners.
     “DRUPL” means the Revised Uniform Partnership Law of the State of Delaware, as amended from time to time.
     “Interest” with respect to any Partner means the interest of such Partner in the Partnership at any particular time, including the rights and obligation of such Partner as provided in this Agreement and the DRUPL.
     “Partnership” means the Partnership amended and restated by this Agreement.
     “Percentage Interest” has the meaning set forth is Section 4.1.
     “Person” means any individual, partnership, corporation, trust or other entity.
     “Regulations” means the applicable Treasury Regulations under the Code. Any and all references herein to specific provisions of the regulations shall be deemed to refer to any corresponding successor provision.
     “Transfer” has the meaning set forth in Section 8.1.
ARTICLE II
ORGANIZATION AND PURPOSE
     Section 2.1. Formation. The Partnership was formed on February 7, 1990 in accordance with the DRUPL for the purposes and upon the terms and conditions hereinafter set forth:
     Section 2.2. Name and Office. The name of the Partnership is Travelport, LP. The Partnership shall be conducted under that name or any other name that the Partners may select. The principal place of business and office shall be 300 Galleria Parkway, N.W., Atlanta, Georgia 30339 and at such other place or places as the Partners may from time to time select.
     Section 2.3. Purpose. The purpose of the Partnership shall be to engage in the business of any lawful act or activity for which general partnerships may be organized under the DRUPL, and in any and all lawful activities directly or indirectly related or incidental to that business. The Partnership may also engage in and conduct any other business activity with the prior written consent of all of the Partners.
     Section 2.4. Term. The term of the Partnership commenced on February 7, 1990 and shall continue until terminated pursuant to the provision of this Agreement or applicable law.

ARTICLE III
CAPITAL CONTRIBUTIONS
     Section 3.1. Initial Capital Contributions. The Partners contributed to the Partnership in the amounts set forth below:

WS Holdings, LLC	99.996%
Worldspan LLC	.004%
     Section 3.2. Additional Capital Contributions. Each Partner agrees to make additional contributions to the capital of the Partnership that are agreed to by all of the Partners.
     Section 3.3. No Further Capital Contributions. Except as expressly provided in this Agreement or with the prior consent of all of the Partners, no Partner shall be required or entitled to contribute any further capital to the Partnership.
ARTICLE IV
INTEREST IN THE PARTNERSHIP
     Section 4.1. Percentage Interests. The Interest of each Partner in the Partnership, expressed as a percentage of the whole (a “Percentage Interest”), shall be equal to the fraction (expressed as a percentage), the numerator of which is the amount of the Partner’s initial capital contributions made by all Partners under 3.1.
     Section 4.2. Capital Accounts. There shall be established for each Partner on the books and records of the Partnership an account (a “Capital Account”), which shall equal, as to any Partner: (i) the sum of that Partner’s Capital Contributions plus all items of Partnership income and gain allocated to such Partner pursuant to this Agreement as reflected on the Partnership’s federal income tax returns, (ii) reduced by any distributions made by the Partnership to such Partner plus all items of Partnership costs, expenses, losses and deductions allocated to such Partner pursuant to this Agreement as reflected on the Partnership’s federal income tax returns. Notwithstanding any other provision of this Agreement, each Capital Account shall be maintained in accordance with the applicable Regulations.
     Section 4.3. Return of Capital. No Partner shall be entitled to withdraw any apart of its Capital Contributions, to receive interest on its Capital Contributions or to receive any distributions from the Partnership, except as expressly provided for in this Agreement or by applicable law.
     Section 4.4. Ownership. All Partnership Property shall be owned by the Partnership, subject to the terms and provisions of this Agreement. No Partner shall have nay interest in specific Partnership Property. The Interests of all Partners in this Partnership are personal property.

     Section 4.5. Waiver of Partition and Accounting.
(a)	Except in the event of gross negligence or willful misconduct by any Partner, each of the Partners hereby irrevocably waives any right that such Partner might have to maintain any action for partition with respect to any of the Partnership’s assets.

(b)	To the fullest extent permitted by applicable law and except for circumstances involving a breach of this Agreement or in the event of gross negligence or willful misconduct by any Partner, each of the Partners covenants will not file a bill for Partnership accounting.
ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS
     Section 5.1. Distributions. Prior to the dissolution of the Partnership, any Distributable Proceeds shall be distributed to the Partners pro rata in accordance with their respective Percentage Interests. Any Distributable Proceeds arising in connection with the dissolution of the Partnership shall be distributed to the Partners in accordance with Section 9.2.
     Section 5.2. Limitations on Distributions.
(a)	The Partnership may be restricted form making distributions under the terms of notes, mortgages or other agreements or instruments to which it may be a party or which it may issue or assume in conjunction with the business of the Partnership as herein contemplated, and distributions may also be restricted or suspended in circumstances when the Partners determine that such action is in the best interests of the Partnership.

(b)	The making of any distribution is subject to the payment or satisfaction Partnership obligations and to the maintenance of such reserves as the Partnership deems necessary, desirable or appropriate for, among other things, operating expenses, repairs, maintenance, replacements, contingencies and capital additions and improvements of or relating to any Partnership Property or the business of the Partnership.
     Section 5.3. Allocations. All items of income, gain, loss, deduction, or tax credit recognized for federal income tax purposes shall be allocated for each fiscal year to the Partners pro rata, according to their respective Percentage Interests.
ARTICLE VI
MANAGEMENT

     Section 6.1. Management. The Partners shall manage the affairs of the Partnership; provide that authorization shall require the approval of the majority of the Partners. The General Partner shall have the power to do any and all acts necessary or convenient or for the furtherance of the purposes described herein. The General Partner will have the authority to bind the Partnership.
     Section 6.2. Duties and Conflicts. The Partners shall devote such time to the affairs of the Partnership as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. No Partner or any partner, representative or employee of any Partner shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.
(a)	Each of the Partners recognizes that each of the other Partners and its employees, agents, partners and representables have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership and that each such Person is entitled to carry on such other business interests, activities and investments. Neither the Partnerhsip nor any other Partner shall have any right, by virtue of this Agreement, in or to such interests, activities or investments or the income or profits derived therefrom, and the pursuit of such interests, activities or investments, even if in conflict or competitive with the business of the Partnership, shall not be deemed wrongful or improper.

(b)	To the extent permitted by applicable law, the Partnership is hereby authorized to purchase property from, sell property to, borrow funds from, or otherwise deal with, any Partner (acting other than in its capacity as Partner), any Affiliate of such Partner, any other Person having an interest in the Partnership Property or any Affiliate of such Person; provided that any such dealing (i) shall be on terms no less favorable to the Partnership than would be available from unaffiliated Persons and (ii) shall not otherwise be in violation of this Agreement or any Partner’s constituency documents.
ARTICLE VII
BOOKS AND RECORDS
     Section 7.1. Books and Records. The Partnership shall keep or cause to be kept full and accurate books and records of account of the Partnership’s business. Such books and records of account shall be maintained at the principal place of business of the Partnership or such other place or places as may be determined by Partnership. Each Partner or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Partnership’s office during reasonable business hours.

     Section 7.2. Accounting and Fiscal Year. The books of the Partnership shall be kept on the accrual basis and the Partnership shall report its operations for tax purposes on the accrual method. The fiscal year of the partnership shall end on December 31 of each year except as otherwise required in accordance with the Code.
     Section 7.3. Reports. All reports provided to the Partners pursuant to this Section 7.3. shall be prepared on such basis as the Management Committee determines will appropriately reflect the operations and assets of the Partnership.
ARTICLE VIII
TRANSFER OF PARTNERSHIP INTERESTS
     Section 8.1. No Transfer. No Partner may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (any such sale, assignment, gift, hypothecation, pledge, encumbrance or other transfer being hereinafter referred to as a “Transfer”) any Interest whether directly or indirectly (other than transfers of interests in any Partner as permitted by such Partner’s constituent documents), without the prior written consent of the other Partners. Any Transfer of nay Interest in contravention of the Article VIII shall be null and void. No Partner, without the prior written consent of the other Partners, shall retire or withdraw from the Partnership except as a result of such Partner’s involuntary dissolution or final adjudication as a bankrupt.
ARTICLE IX
TERMINATION
DISSOLUTION AND TERMINATION
     9.1 Events of Dissolution. The Partnership shall dissolve upon the earliest to occur of:
          an election to dissolve the Partnership made by the Partners;
          the “Bankruptcy” (as defined in the Act) of the Partnership or any Partner;
          the sale, exchange, or other disposition of all or substantially all the assets of the Partnership;
          the happening of any event that, under the Act, causes the dissolution of a partnership.
               December 31, 2036

     9.2 Upon dissolution, the proceeds from the liquidation of Partnership assets, after payment of the just debts and liabilities of the Partnership and any expenses incurred in dissolving and winding up the Partnership, shall be distributed to the Partners in accordance with their Partnership Interests.
     9.3 Upon the dissolution of the Partner-ship, no Partner shall be entitled to transact business for or in the name of the Partnership, to represent itself as a Partner in the Partnership, or to otherwise imply in any manner that the Partnership is still in existence.
     9.4 Liquidation.
          (a) Actions by Liquidator. Upon the dissolution and termination of the Partnership, the Managing Partner shall act as Liquidator to wind up and terminate the Partnership. The Liquidator shall have full power and authority to sell, assign, and encumber any of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and businesslike manner.
          (b) Distribution of Proceeds. The proceeds of liquidation, after payment of the debts and liabilities of the Partnership (including any loans made by the Partners or any of their affiliates to the Partnership), payment of the expenses of liquidation, and the establishment of any reserves that the Liquidator reasonably deems necessary for potential or contingent liabilities of the Partnership, shall be distributed to the Partners as provided in Section 3.2(b).
     9.5 Effect of Withdrawal or Bankruptcy of Managing Partner. The withdrawal or Bankruptcy of the Managing Partner shall not alter the allocations and distributions to be made to the Partners pursuant to this Agreement.
ARTICLE X
AMENDMENTS TO AGREEMENT
     No amendment to this Agreement shall be effective unless evidenced by a writing executed by both Partners. Any amendment made hereunder shall be effective as of the date specified in the amendment.
ARTICLE XI
GENERAL TERMS
     11.1 Titles and Captions. All section or paragraph titles or captions contained in this Agreement and the order of sections and paragraphs are for convenience only and shall not be deemed part of this Agreement.

     11.2 Further Action. The parties shall execute and deliver all documents, provide all information and take all actions that are necessary or appropriate to achieve the purposes of this Agreement.
     11.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     11.4 Agreement Binding. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties.
     11.5 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision that is not essential to the effectuation of the basic purpose of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not impair the operation of or otherwise affect those provisions of this Agreement that are valid.
     11.6 Counterparts. This Agreement may be executed in several counterparts and, as so executed, shall constitute one agreement, binding on all the parties. Any counterpart of this Agreement or of any amendment, which has attached to it separate signature pages, which altogether contain the signatures of both Partners, shall for all purposes be deemed a fully executed instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WS Holdings, LLC
By:	/s/ Rochelle J. Boas
Rochelle J. Boas,
Group Vice President and Secretary

Worldspan LLC
By:	/s/ Rochelle J. Boas
Rochelle J. Boas,
Group Vice President and Secretary